EXHIBIT 6(c)

Operations Services Agreement

This Operations Services Agreement (the “Agreement”) is dated and effective June ___, 2021 (the “Effective Date”) and is by and between AMAZON GOLD, LLC, a Delaware limited liability (the “Company”), and TORIO MINING PARTICIPAÇÕES LTDA, a Brazilian company (the “Operations Servicer”).

WHEREAS, the Company is engaged in financing the arbitrage of precious metals, namely the acquisition of unrefined gold (the “Raw Product”) and the sale of refined, assayed and certificated gold (the “Final Product”; the Raw Product and the Final Product are collectively referred to herein as the “Product”) in various locations in the State of Mato Grosso, Brazil; and

WHEREAS the Company needs assistance in conducting its arbitrage activities in Mato Grosso, Brazil; and

WHEREAS the Company also needs assistance in conducting field assaying of the Raw Product and coordinating the transport and refining of the Product; and

WHEREAS the Operations Servicer is licensed by the National Department of Mineral Production to conduct arbitrage activities at registered and licensed trading offices (PCOs) in the State of Mato Grosso, Brazil; and

WHEREAS the Company wishes to retain Operations Servicer as an independent contractor to provide certain operations services, including field assaying, arbitrage, and coordination of transportation and refining of the Product; and

WHEREAS the Operations Servicer wishes to be retained by the Company; and

WHEREAS the Company and the Operations Servicer (each a “Party” and jointly, where applicable, the “Parties”) wish to specify the terms and conditions pursuant to which the Operations Servicer will provide operations services to the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Operations Servicer do hereby agree as follows:

1) Recitals. The Parties acknowledge and agree that the above recitals are true and correct and are hereby incorporated into the body of this Agreement by this reference.

2) Definitions. The terms listed below shall have the following meanings ascribed to them when used in this Agreement.

a) “Affiliate” means, with respect to the Company or any other Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any Person owning or controlling a majority of the outstanding voting interest of such Person; (iii) any officer, director, member, manager, or general partner of such Person; or (iv) any Person who is an officer, director, general partner, trustee, majority equity owner or holder of a majority of the voting interests of any Person described in clauses (i) through (iii) of this sentence. The term Affiliate shall not include any other company, joint venture, partnership, limited liability company or corporation in which any Party has less than a controlling interest. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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b) “Person” means any corporation, limited liability company, partnership, estate, trust, association, branch, bureau, subdivision, venture, associated group, individual, government, institution, instrumentality, and other entity, enterprise, association, or endeavor of every nature and kind.

c) “Services” means those services to be performed by the Operations Servicer described on Exhibit A attached hereto and incorporated herein by this reference.

d) “Term” shall mean the period during which this Agreement is in effect, beginning on the Effective date and ending on the Termination Date.

3) Grant of Authority. In the performance of this Agreement, Operations Servicer shall act as the agent of the Company for the purposes of conducting arbitrage transactions on behalf of the Company. The Company hereby grants the Operations Servicer full power and authority to take all actions and to do all things reasonably required to perform the obligations of Operations Servicer under this Agreement; provided that: (i) Operations Servicer shall not have the power and authority to enter into any written contract on behalf of or otherwise bind the Company without the written consent of the Company; (ii) Operations Servicer shall not have the power and authority to grant any mortgage, encumbrance, security interest, pledge or other lien on any tangible or intangible asset of the Company; and (iii) such power and authority will be limited to providing the Services, as defined herein. Nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between the Company and Operations Servicer. This Agreement shall not serve to create a relationship between the Company and Operations Servicer that would render either Party an Affiliate of the other. The creation of this agency shall not in any manner relieve the Company or Operations Servicer of its duties or obligations under contract or law. All debts and liabilities incurred by the Company in the course of its arbitrage operations, although conducted by Operations Servicer, shall be the debts and liabilities of the Company and in no event shall be the debts and liabilities of the Operations Servicer. All debts and liabilities incurred by Operations Servicer in the course of its management and operation of its independent business, arbitrage and mining operations shall be the debts and liabilities of Operations Servicer and in no event shall be the debts and liabilities of the Company.

4) Relationship of Parties; Operations Servicer Services Non-Exclusive.

a) Independent Contractor. Operations Servicer is retained only to the extent set forth in this Agreement and is acting only as an independent contractor for the Company to provide the Services. No employee, contractor or agent of the Operations Servicer shall be deemed to be an employee of the Company. Except as specifically set forth in this Agreement, Operations Servicer shall have no authority to act on behalf of the Company.

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b) Fiduciary. Operations Servicer acknowledges and agrees that the funds in the financial accounts held by or on behalf of the Company, and all other assets arising out of the operation of the Company’s business, are the sole assets of the Company and shall not be transferred to or used for the benefit of Operations Servicer. Operations Servicer serves as a fiduciary of the Company in handling the Company’s financial accounts and other assets in the pursuit of the Company’s business. As such, Operations Servicer has a duty to the Company and shall use its best and good faith efforts to conduct the business of the Company, at all times, in the best interests of the Company and to exercise such care and skill in conducting the business of the Company as a person of ordinary pretense would exercise in dealing with that person’s own property. The Operations Servicer shall maintain accurate books and records documenting the separate transactions, assets and liabilities of the Company. Operations Servicer and its employees and agents, when performing services for the Company, shall clearly and expressly indicate to third parties the identity of the Company on whose behalf the Operations Servicer is acting.

c) Operations Servicer Services Non-Exclusive. During the Term, the Operations Servicer shall, on a non-exclusive basis, provide the Services to the Company. Operations Servicer may continue to conduct arbitrage transactions on its own behalf; provided, however, that Operations Servicer shall not provide arbitrage or similar services for any third party without the prior written consent of the Company. The Company and Operations Servicer both agree that the Operations Servicer shall not be the exclusive agent for the Company with respect to providing any of the Services. The Company, at its discretion, may pursue other service providers should it determine that it is in the Company’s best interest to do so. The Company agrees to make its best efforts not to directly or indirectly take any action that could disrupt the Operations Servicer from performing the Services for which Operations Servicer has engaged for the benefit of the Company.

5) Operations Servicer Fees. For providing the Services to the Company pursuant to this Agreement, the Company will compensate the Operations Servicer as provided for on Exhibit B attached hereto and incorporated herein by this reference.

6) Expenses.

a) Operations Servicer Expenses. As an independent contractor, the Operations Servicer will be responsible for paying for all of its own overhead, administrative and personnel expenses in performing the Services.

b) Operating Expenses. The Company will be responsible for payment of all costs and expenses directly related to the arbitrage business conducted on behalf of the Company including, but not limited to, purchase of Raw Product, transportation of the Product, refining, taxes, bank charges (other than any charge caused by the error or omission of Operations Servicer), and Operations Servicer Fees. Operations Servicer shall provide written documentation and receipts for all such Operating Expenses to be paid by the Company.

7) Term; Termination.

a) Term. This Agreement shall commence on the Effective Date hereof and shall continue until terminated. Either party may terminate this Agreement by giving the other party written notice of termination at least one hundred eighty (180) days prior to the date the termination is to be effective (the “Termination Date”).

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b) Effect of Termination. If this Agreement is terminated, the Operations Servicer’s duties hereunder shall end as of the Termination Date, provided Operations Servicer shall continue to provide reasonable services after the Termination Date, for no additional fee, for the Company to complete financial statements and tax returns with respect to the calendar year in which the termination occurred and for the transfer of records to the Company. The fees due to Operations Servicer will terminate as of the Termination Date.

c) Termination for Cause. The Company may terminate this Agreement if Operations Servicer fails to substantially perform the services to be performed by Operations Servicer hereunder and the failure to perform continues after 30 days’ notice is given to Operations Servicer specifying the services that Operations Servicer is failing to perform. Operations Servicer may terminate this Agreement if the Company does not pay the fees due to Operations Servicer in accordance with this Agreement and the non-payment continues for more than 30 days after written notice thereof to the Company.

8) Confidentiality. In connection with Operations Servicer performing the Services, the Company may disclose certain proprietary and confidential information to the Operations Servicer regarding the Company and its financial information. Operations Servicer acknowledges that all data, materials, marketing plans, business plans, financial information or other information disclosed or submitted, orally, in writing or by any other means, regarding the Company and its business shall be deemed to be “Confidential Information” for purposes hereof. Operations Servicer shall keep all such information in strict confidence and shall not disclose or permit the disclosure of any Confidential Information to any person, firm or entity, or use or permit the use of any Confidential Information; except that Operations Servicer may use such information (i) in order to perform the Services for the benefit of the Company; or (ii) to respond to valid legal process. Operations Servicer further agrees to exercise a high degree of care in protecting the Confidential Information which is comparable with that which Operations Servicer utilizes in protecting its own trade secrets. The Company shall be entitled to injunctive relief for any breach of this Section by Operations Servicer. The provisions of this Section shall survive termination of this Agreement.

9) Indemnification. The Company agrees to indemnify, defend and hold harmless the Operations Servicer and Operations Servicer’s former and current officers, directors and employees from any and all claims and liabilities against any of them arising out of Operations Servicer’s performance of direct services solely for the Company in the pursuit of the Company’s purpose, but only to the extent that the indemnified parties do not have insurance coverage for such claims and liabilities and excluding (i) any claims by the Company against Operations Servicer for any breach of its duties under this Agreement, (ii) any claims by any officer, director or employee of Operations Servicer against Operations Servicer, and (iii) any claims and liabilities arising from the gross negligence of the Operations Servicer. The provisions of this Section shall survive termination of this Agreement.

10) Right of First Refusal. During the Term of this Agreement, Operations Servicer and its affiliates agree to notify the Company of any opportunities, of which Operations Servicer becomes aware, to purchase additional pipeline assets or to invest in any person operating a pipeline business. The Operations Servicer and its affiliates agree to offer the opportunity to the Company exclusively for ninety (90) days and will not disclose the opportunity to any other Person during such 90-day period.

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11) Representations, Warranties, and Covenants. Operations Servicer represents, warrants, and covenants to the Company that Operations Servicer has obtained and/or will obtain and maintain all business registrations and licenses required by federal or state law or local government ordinances for Operations Servicer to conduct the Services.

12) Notice. All notices, demands, and other communications required or permitted hereunder must be in writing, and be (i) personally delivered; (ii) sent by an internationally recognized overnight courier; or (iii) sent by electronic mail with a delivery and read receipt requested. All notices personally delivered or sent by an internationally recognized overnight delivery service shall be deemed effective when actually delivered. All notices sent by electronic mail shall be deemed effective upon electronic confirmation of delivery or read acknowledgement by recipient. All notices must be sent to the Company or the Operations Servicer, as the case may be, to the applicable address noted on the signature page(s) of this Agreement. The address for notice may be changed by either Party in a writing that complies with this paragraph.

13) Amendment; Waiver; Entire Agreement. This Agreement may not be amended except in a writing signed by both Parties. No waiver of a breach of any provision of this Agreement shall be binding unless in writing and signed by the waiving Party. A Party’s waiver of a breach of any provision of this Agreement shall not operate as a waiver of any future breach of the Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings, negotiations or other agreements, whether verbal or written, relating to the subject matter hereof.

14) Binding Effect; Parties in Interest; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No person or entity that is not a party to this Agreement (including any creditor of the Company or Operations Servicer) shall have any right or power to enforce any provision of this Agreement. Neither Party may assign its rights and obligations hereunder, without the other Party’s prior written consent.

15) Severability. A finding in any legal proceeding that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remainder of the Agreement, which shall remain in full force and effect.

16) Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

17) Headings. All headings used herein are solely for the reference and convenience of the Parties and shall not be treated or construed as having any effect on the terms of this Agreement or the interpretation thereof.

18) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, and when taken together, shall constitute one and the same Agreement. A counterpart to this Agreement with an electronically transmitted signature (by electronic mail or otherwise) shall be as binding and enforceable as a counterpart with the Party’s original signature.

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19) Miscellaneous.

a) The relationship of the Parties to this Agreement shall be vendor and customer and nothing in this Agreement shall be construed to create a joint venture, partnership, agency, employment, or other relationship between the Parties.

b) The Parties acknowledge and agree that the Operations Servicer is an independent contractor and shall be solely responsible for any income or other tax liabilities arising out of the payment of the Operations Servicer Fees by the Company hereunder.

c) Neither Party is authorized to represent, bind, obligate or otherwise contract on behalf of the other Party.

d) The Parties acknowledge and agree that each has had a full and fair opportunity to read and review all the terms of the Agreement; that each has had a full and fair opportunity to have this Agreement reviewed by independent legal counsel, and that no provision of this Agreement is to be construed strictly, narrowly or against any Party on grounds of authorship or draftsmanship.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

AMAZON GOLD, LLC, a Delaware limited liability company

By:
Ted Dinges, its Manager

Notice Address:	9001 E San Victor Drive, Unit 1002 Scottsdale, Arizona 85258 USA
Notice Email:	tedinphx@msn.com

OPERATIONS SERVICER:

TORIO MINING PARTICIPAÇÕES LTDA, a Brazilian company

By:
Print Name:
Title:

Notice Address:

Notice Email:

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EXHIBIT A

SERVICES

Operations Servicer will provide to the Company, during the Term and pursuant to the provisions of this Agreement, the Services set forth on this Exhibit A. At any time during the Term of this Agreement, upon prior written notice by the Company to the Operations Servicer, the Company may delete any specified service from the Services to be provided.

ADMINISTRATIVE SERVICES. Operations Servicer will provide to the Company the following administrative services:

1.

Bank Account. Operations Servicer will open and maintain a separate bank account with ITAU Bank (the “ITAU Bank”), which account shall be for the sole purpose of facilitating the Company’s arbitrage business and for the sole benefit of the Company (the “Amazon Operations Account”). In addition to the Company’s ability to access the Amazon Operations Account, the Company and Ted Dinges shall have full authority and access to the Amazon Operations Account including, but not limited to, telephone and electronic access, wire and other electronic transfers, signing authority, and any and all such other authority as may be necessary or appropriate to manage, monitor, audit, and control the Amazon Operations Account.

2.

Regulatory Compliance. Operations Servicer will coordinate, assist and ensure that the Company applies for, obtains and maintains all licenses, permits and registrations necessary for the conduct of its business in all jurisdictions where such licenses, permits and registrations are required.

3.

Recordkeeping. Operations Servicer will maintain and provide to the Company complete and accurate documentation of all services performed and transactions made on behalf of the Company, in connection with the Company’s business, including but not limited to the following:

a.	All price negotiations and agreements with the Bank (Banco Paulista or any other qualified, licensed and authorized financial institution) for the purchase of Final Product (“Daily Negotiated Price”).

b.	Receipts for all transactions for the purchase of Raw Product (“Purchase Receipts”), including the following information:

i.	Seller name;
ii.	Purchase date;
iii.	Raw Product weight;
iv.	Field Assay Percentage ;
v.	Purity Discount;
vi.	Field Purchase Price per kilogram; and
vii.	Total Field Purchase Price.

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c.

All invoices from Brink's Seguranca e Transporte de Valores LTDA (“Brinks”), or any other transportation and custody provider(s), for transportation of the Product from Operations Servicer location(s) to the Refinery(ies), and from the Refinery(ies) to the Final Product Purchaser (“Brinks Invoices”).

d.	All invoices from Marsam Refinadora de Metais LTDA (“Marsam” or the “Refinery”) for the refining of the Raw Product and issuance of an Official Assay Report (“Marsam Invoices”).

e.	Receipts for all transactions for the sale of Final Product to the Final Product Purchaser (“Sales Receipts”).

f.	All invoices for taxes to be paid by the Company in connection with the purchase and/or sale of the Product (“Tax Bills”).

g.	All receipts and invoices for fees paid or to be paid by the Company (collectively “Servicer Receipts”)

h.	All statements, notices and other correspondence issued by the ITAU Bank (“Bank Statements”) for the Amazon Operations Account.

i.	All other bank statements, financial statements, invoices and receipts in connection with the Amazon Operations Account and the business of the Company.

4.	Reporting. Operations Servicer will maintain a current and up-to-date accounting of all transactions in connection with the operation of the business of the Company.

a.	At the close of each week, Operations Servicer will prepare a summary of weekly transactions (the “Weekly Summary”), which shall include:

	i.	a summary of all purchases of Raw Product and all Bank Sale Transactions that occurred during that week; and

	ii.	a summary of any transactions initiated, but not concluded, during that week.

b.	Operations Servicer will, no later than by close of business on each Monday, provide an electronic copy of the Weekly Summary prepared for the prior week.

c.

At the close of each month, Operations Servicer will prepare an up-to-date accounting of all transactions in connection with the operation of the business of the Company (the “Operations Report”), separate and apart from the books and records of the Operations Servicer, which Operations Report shall include, but not be limited to:

i.	All Purchase Receipts;
ii.	All Sales Receipts;
iii.	All Brinks Invoices;
iv.	All Marsam Invoices;
v.	All Tax Bills;
vi.	All Servicer Receipts;
vii.	All bank charges (other than standard monthly bank charges, if any);
viii.	All other expenses charged to the Company must be approved by the Company in advance;
ix.	Total daily withdrawals from the Amazon Operations Account;
x.	Total daily deposits from the Amazon Operations Account;
xi.	Total weekly net profit/loss from arbitrage transactions.

d.	Operations Servicer will, no less often than monthly, provide an electronic copy of the Operations Report to the Company.

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ARBITRAGE SERVICES. Operations Servicer will provide to the Company the following services in connection with conducting the arbitrage transactions on behalf of the Company:

1.	On each business day, Operations Servicer will:

	a.	Negotiate and determine the Daily Negotiated Price (sale price per kilogram), based on the then-current Index/Spot worldwide price for gold, to be paid by the Final Product Purchaser;

b.

Email the proposed Daily Negotiated Price for that day, along with the proposed aggregate purchase amount for that day to the Company for their records and financial projections. At no time shall Operations Servicer utilize or obligate aggregate Company funds in excess of the balance in the Amazon Operations Account.

2.	Operations Servicer will purchase Raw Products from small and/or independent miners, as follows (for each Seller):

	a.	Operations Servicer will negotiate with Seller to determine the percentage discount (9‑10%) to be applied to the Daily Negotiated Price (the “Discount Margin”);

b.

Operations Servicer will conduct a Field Assay of the Seller’s Raw Product to determine the concentration and the weight, and calculate the additional percentage discount to be applied (the “Purity Discount”) based on the estimated purity of the Raw Product (the “Field Assay Percentage”);

	c.	Operations Servicer will determine the per gram (or kilogram) Field Purchase Price based on the following formula:

Daily Negotiated Price less Discount Margin less Purity Discount

d.

Operations Servicer will prepare duplicate copies of all Purchase Receipts for all transactions, providing one copy to the Seller and retaining the duplicate for the Company’s records and Operations Reporting.

e.

Operations Servicer will initiate a transfer of the Total Field Purchase Price (Field Purchase Price multiplied by weight of Seller’s Raw Product as Field Assayed) from the Amazon Operations Account to Seller’s designated bank account in a timely manner.

3.

Operations Servicer will coordinate transport by Brinks of the Raw Product (i) to its secure vault for custody pending authorized transport to the Refinery, and (ii) to the Refinery for processing and refinement. Operations Servicer will coordinate payment of the Brinks Invoice(s) in a timely manner.

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4.

Operations Servicer will coordinate with the Refinery to process the Raw Product to a final refinement of “100% pure” by internationally accepted gold standards and issue a Final Assay Report to the Bank, with a copy to the Operations Servicer. Operations Servicer will coordinate payment of the Marsam Invoice(s) in a timely manner.

5.	Operations Servicer will coordinate payment of the Tax Bills generated in connection with the arbitrage transactions as and when due.

6.

Operations Servicer will provide all Service Receipts to the Company at the end of each calendar month. Invoices for fees to be paid to Operations Servicer by the Company shall be calculated, prepared and paid, as follows:

a.

Operations Servicer will prepare an invoice to Company for each Bank Sale Transaction, which invoice shall reflect (i) the date of such Bank Sale Transaction; (ii) the total Bank Transaction Purchase Price; and (iii) the Servicer Fees calculated pursuant to the then current Servicer Fee Percentage (see Exhibit B hereto). Such invoice shall also include copies of all invoices for approved expenses paid on behalf of the Company, including transportation and custody, refining, and taxes.

	b.	The Company will remit payment of the Servicer Fees to the Operations Servicer, within three (3) business days of receipt of each Invoice Summary, by wire or other electronic transfer.

7.

Operations Servicer will confirm the total Bank Transaction Purchase Price with the Final Product Purchaser, based on the Final Assay Report, and confirm initiation and receipt of wire or other electronic transfers from the Bank to the Amazon Operations Account in the amount of the total Bank Transaction Purchase Price.

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EXHIBIT B

Operations Servicer Fees

Operations Servicer will be compensated as follows:

1.	Operations Servicer will be paid a fee equal to 0.125% (the “Service Fee Percentage”) of the Bank Transaction Purchase Price for each Bank Sale Transaction.

2.

Operations Servicer will prepare an invoice for each such Bank Sale Transaction and will submit such invoices, together with a summary statement of such invoices (collectively the “Invoice Summary”), to the Company on a monthly basis.

3.	Company will remit payment to the Operations Servicer within three (3) business days of receipt of each such Invoice Summary.

4.

Operations Servicer will be entitled to reimbursement for reasonable expenses incurred on behalf of the Company; provided, however, that such expenses are pre-approved by the Company in writing. For any such expense reimbursement request, Operations Servicer will submit a copy of the receipt for such expense, along with any supporting documentation, to the Company for payment.

5.

Company and Operations Servicer will review the Service Fee Percentage on no less than an annual basis and may, but will not be required to, adjust such Service Fee Percentage in a manner acceptable to both Company and Operations Servicer.

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